SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 1, 2002

U.S. LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25339	33-0586167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7895 Convoy Street, Suite 18, San Diego, California 92111
(Address of principal executive offices) (Zip Code)

(858) 715-5800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets.

Effective as of May 1, 2002, U.S. Laboratories Inc., a Delaware corporation (the “Company”), completed its acquisition of Terra-Mar, Inc., a privately-held Texas corporation (“Terra-Mar”).

Pursuant to the terms of a Stock Purchase Agreement, dated as of May 1, 2002 (which is filed as Exhibit 2.1 to this Form 8-K and incorporated herein by this reference), between the Company and Terra-Mar’s sole stockholder, Berry R. Grubbs (“Grubbs”), the Company acquired all of the outstanding stock of Terra-Mar from Grubbs for a purchase price of $7.5 million plus an unsecured promissory note in the principal amount of $875,000 relating to short-term receivable collections (the “Short-Term Note”). Under the Stock Purchase Agreement, $3.0 million of the purchase price was paid in cash at closing; $2.0 million of the purchase price consisted of an unsecured promissory note of the Company delivered at the closing (the “Long-Term Note”); and the remaining portion of the purchase price will be paid by delivery of shares of the Company’s common stock with an aggregate value of $2.5 million, based on the average closing price of the common stock on the Nasdaq National Market for the 45 trading days immediately preceding May 1, 2002.

Both the Short-Term Note and Long-Term Note carry an interest rate of 5% with no compounding. The Short-Term Note is payable in three roughly equal installments between May 10, 2002 and July 10, 2002. The Long-Term Note is payable in four equal annual installments beginning on July 15, 2003 and ending on May 1, 2006. However, the principal amount of the Long-Term Note is subject to reduction in the event Terra-Mar fails to meet certain revenue targets during the two-year period ending December 31, 2003.

For the cash component of the purchase price for Terra-Mar, the Company used a portion of its available cash and borrowed the remaining amount under its existing revolving credit facility.

Terra-Mar is engaged in providing environmental, geotechnical and construction materials inspection and testing services with a focus on public infrastructure projects. Terra-Mar will continue these operations, and Grubbs will remain as President of Terra-Mar.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired and (b) Pro Forma Financial Information.

At this time, it is impractical to file the required financial statements and pro forma financial information. Such data will be filed as soon as practical, but no later than 60 days after the date on which this Report on Form 8-K is required to be filed.

(c)  Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of May 1, 2002, by and between U.S. Laboratories Inc. and Berry R. Grubbs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. LABORATORIES INC.

By:	/s/ DONALD ALFORD
Donald Alford Executive Vice President and Secretary
Date: May 15, 2002

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INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of May 1, 2002, by and between U.S. Laboratories Inc. and Berry R. Grubbs.

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